Exhibit 10.39

D-Wave Systems Inc. 3033 Beta Avenue, Burnaby, BC V5G 4M9 Canada Telephone: (604) 630-1428 Fax: (604) 630-1434 www.dwavesys.com

February 20, 2015

Victoria Brydon

[*****]

[*****]

[*****]

Full-Time Employment Agreement

This Agreement sets out the terms and conditions of your employment with D-Wave Systems Inc. (the “Company”). If you agree with these terms and conditions, please return to us a signed copy of this Agreement.

1. Term: Your employment with the Company will commence on April 6, 2015 (the “Commencement Date”) and your employment with the Company will continue under the terms and conditions of this Agreement until your employment is terminated as hereinafter provided.

2.	Position and Duties:

(a)

Position and Duties and Responsibilities: You will be employed by the Company in the position of Senior Director, Human Resources. You will perform or fulfil such duties and responsibilities as normally or usually associated with that position and such other duties and responsibilities as may be directed from time to time by the Company in its sole discretion. You will abide by the policies, directions and practices of the Company. In its sole discretion, the Company may alter, amend, create or terminate policies, directions and practices. The terms and conditions of this Agreement, unless otherwise modified by the Company in writing as set out in Section 12, will continue to apply to you despite any such changes.

(b)

Location of Work: You understand and agree that the Company is an international organization with an expanding business in the marketplace. Accordingly, a fundamental requirement of your position is that you will be required to regularly travel both inside and outside of Canada as required by the Company in performance of your duties. In addition, from time to time as required by the Company in its sole discretion, you may be requested to temporarily or permanently relocate from an existing principal place of work to such other location anywhere in North America as needed by the Company and be assigned new reporting relationships. Any major change in the location of your employment will be subject to expense reimbursement in accordance with the Company’s policies.

(c)

Scope and Hours of Work: During your employment, and subject to the Company’s business needs, you will perform at least 40 hours per week of work on such dates and times as determined by the Company in its sole discretion. While working you will devote your full time, attention and abilities to the effective and competent performance of your duties and responsibilities and you will give the Company the full benefit of your knowledge, expertise, technical skill and ingenuity. You are required to work such hours as are necessary to properly and effectively perform your duties and this may involve working hours that fall outside your usual working hours. Your base salary is paid to you in full and final compensation for all hours that you work for the Company, and you are not entitled to overtime pay or to time off in lieu.

3.	Compensation:

(a)

Rate of Pay: You will be paid an annual base salary of CAD$130,000, payable in equal instalments on the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Salary”).

(b)

Vacation Entitlement: You will be entitled to an annual paid vacation equal to four weeks per year, pro- rated for any partial year of employment. Any vacation will be taken at such time or times as mutually agreed by the parties, and in compliance with the policies of the Company as amended from time to time. Failing such agreement, the Company may schedule your vacation time or times based on business considerations of the Company. You will take your full vacation entitlement in the year that it is earned.

(c)

Medical Insurance and Other Benefits: The Company will make available to you the insured benefit plans customarily available to its Canadian full-time employees at your level (the “Benefits”). Your participation in some of the Benefits may be mandatory in accordance with the terms and conditions of the Benefits. The terms and conditions of the Benefits, and your ability to qualify for the Benefits, will be determined by the plans or policies from time to time established, amended or purchased by the Company in its sole discretion. The Company retains the right to establish new Benefits and to eliminate, modify or alter any Benefits or benefit carriers from time to time and at any time in its sole discretion without advance notice. The terms and conditions of this Agreement will continue to apply to you despite any such changes. The Company’s obligations will not be to act as a self-insurer unless otherwise expressly stated in the terms and conditions of the applicable Benefits. The Company will, where applicable, pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage will be made by such insurance carrier; the Company will not bear any responsibility or liability therefore.

(d)

Employee Stock Option Plan: Subject to approval by the board of directors of the Company, you will be eligible to participate in the Stock Option Plan (the “Plan”) of the Company in accordance with the terms of the Plan. After your employment with the Company has commenced, Management for the Company will recommend to the board of directors that you be granted an option to purchase Class A voting common shares in the Company. The board of directors has the sole discretion to determine whether to grant the option and the terms and conditions applicable to the option, including but not limited to the number and type of shares, the price and the vesting period.

(e)

FY2016 Management Bonus Program: Subject to the approval of the board of directors, you will be eligible to participate in the FY2016 Management Bonus Program, subject to the terms of that Program as approved by the board of directors, and subject to elimination, modification or alteration at any time by the board of directors in its sole discretion. You will not be eligible for any other bonus program during FY16, including but not limited to any Company-wide bonus program that the Company may implement.

4. Confidentiality:

(a)

Access to Confidential Information: You acknowledge that in the course of performing and fulfilling your duties and responsibilities to the Company, you may be entrusted with Confidential Information, and that the disclosure of the Confidential Information to competitors or clients of the Company or to the general public will be highly detrimental to the best interests and business of the Company.

(b)

Definition: “Confidential Information” means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its business partners, and includes but is not limited to:

(i)	trade secrets, know-how, concepts, ideas whether patentable or not, methods, processes, formulae, apparatus, standards, product specifications and processing procedures;

(ii)	revenue, costs, pricing and other financial data;

(iii)	any client, customer or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

(iv)

all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

(v)

the private affairs of the Company or any other information which you may acquire during the course of your employment with the Company with respect to the business and affairs of the Company, whether acquired in the course of employment or incidentally.

(c)	Exclusions: Notwithstanding the provisions of Section 4(b), “Confidential Information” does not include information or data which you can prove:

(i)

is in the public domain at the date of its disclosure to you, or which thereafter enters the public domain through no fault of yours or of any other person owing an duty of confidentiality to the Company (but only after it enters the public domain); or

(ii)	which was in your possession on a non-confidential basis prior to being disclosed under this Agreement as reasonably demonstrated by your written records;

provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain, or were within your prior possession.

(d)

Use and Disclosure: You acknowledge that you will receive the Confidential Information solely for the purpose of carrying out your duties and responsibilities as an employee of the Company. Except as may be specifically required in the course of carrying out such duties and responsibilities, you will not, during the term of your employment with the Company or at any time thereafter:

(i)	disclose any Confidential Information to any person or entity; or

(ii)	use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

Despite the foregoing, if you are required by law to disclose any Confidential Information then you will promptly notify the Company that you may be required to disclose Confidential Information and you will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

(e)

Return: Upon the termination of your employment with the Company for any reason, or upon the written request of the Company at any time, you will return immediately to the Company all Confidential Information then in your possession or under your control, including all written information, tapes, discs or memory devices and copies thereof including, without limitation, all papers, drawings, notes, notebooks, correspondence, records, reports, lists, photographs, memoranda, manuals, specifications, designs, devices and documents, and any other material on any medium in your possession or control pertaining to the Company. You will also return any keys, pass cards, identification cards or other property belonging to the Company.

5.	Corporate Opportunities and Intellectual Property:

(a)	Opportunities: Any business opportunities related to:

(i)	the current business or prospective business of the Company;

(ii)	any of the Confidential Information or any of the Property (as defined below); or

(iii)	any work performed by you for the Company;

which becomes known to you during the period of your employment with the Company must be promptly and fully disclosed and made available by you to the Company, and you agree not to take or omit to take, without the prior written approval of the Company, any action if the result would be to divert from the Company any such opportunity.

(b)

Property Ownership: You acknowledge and agree that all right, title and interest in and to any information, documents, drawings, plans, models, works, trade secrets, inventions, discoveries, methods, improvements, research materials, software and databases, including all Confidential Information and including all intellectual property rights associated therewith, that:

(i)

relates to the Company’s business, as it may be conducted from time to time, and is made or conceived directly or indirectly by you during the course of your employment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;

(ii)

is made or conceived directly or indirectly by you during the course of your employment and during your regular working hours, whether or not you are specifically instructed to make or develop the same or whether made solely, jointly or in combination with others; or

(iii)

is made or conceived directly or indirectly by you during the course of your employment and using the Company’s tools and equipment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others

(collectively the “Property”), will be for the benefit of the Company and will be considered to have been made under and by virtue of this Agreement and will immediately become the property of the Company. Any invention described in a patent application filed by or on behalf of you, or which is disclosed to third parties by you within one (1) year after terminating your employment with the Company which relates to your work with the Company, is rebuttably presumed to have been conceived or made during the period of your employment by the Company using the trade secrets of the Company, and you hereby assign the invention and all rights there in to the Company as provided by this Agreement, unless you clearly show by corroborating evidence that such invention was made without the use of the Company’s trade secrets and was made entirely on your own time, without the use of Company equipment, supplies or facilities.

(c)

Assignments: You hereby assign, set over and transfer and agree to assign, to the Company your entire right, title and interest in and to any and all of the Property and to all letters patent, design patents, industrial designs, copyright, mask works, trade-marks, trade secret rights, and all other intellectual property rights, and all applications therefor which may be or may have been filed on the Property by or for you or in your name, or which may have been issued to you or for your benefit, whether filed or issued in Canada or any other country whatsoever. You further agree to execute any papers evidencing such assignment, set over or transfer, including executing counterpart or short form assignment documents, and to fully cooperate as may be requested by the Company, at the Company’s own expense, in evidencing such assignment, set over or transfer and in securing intellectual property rights in the Property.

(d)

Moral Rights: You forever waive and release in favour of the Company any right, title or interest you have or may have in and to the Property including, without limitation, any right to claim authorship or anonymity, any right to restrain or claim damages for any modification, alteration or deletion of the Property or any part thereof, any right to restrain the use or reproduction of the Property, and any right to use or reproduce the Property, in each case, in any context and in connection with any product, service, cause or institution, and any right or benefit in law known as “moral” rights or any similar law anywhere in the world and all rights under the Canadian Copyright Act.

(e)

Publications: You will not publish or disclose, or assist others to do so, any particulars of the Property or of any Confidential Information to any person or entity without the prior written consent of the Company.

(f)

Removal of Property: All records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or the Property will remain the sole and exclusive property of the Company. Except as authorized by the Company, you will not remove physically, electronically or in any other manner whatsoever from the premises of the Company or store or permit to be stored in any location other than the premises of the Company the Property or the Confidential Information or any records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or Property.

6.	Restrictive Covenant:

(a)

The parties acknowledge that the Company’s business is highly competitive and that in the course of your employment you will be privy to Confidential Information and other information concerning the Company’s business and that the Company’s business would be vulnerable to competition from you.

(b)

Accordingly, you will not during the term of your employment with the Company and for a one (1) year period following the date that your employment with the Company ceases (regardless of who initiated the termination and whether the termination was with or without cause), either individually or in partnership, or in conjunction in any way with any other persons, whether as principal, agent, consultant, shareholder, guarantor, creditor, or in any other manner whatsoever:

(i)

engage in, carry on or otherwise be concerned with or have any interest in, or advise, lend money to, guarantee the debts or obligations of, permit your name, or any part thereof, to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with a business competitive with that of the Company in any province of Canada or state in the United States of America in which the Company carries on its business at the time of termination of your employment;

(ii)

solicit, interfere with or endeavour to entice away from the Company, accept any business from or the patronage of or enter into the employment of or render any service to, sell to or contract or attempt to contract with, any person, firm, or corporation who was, during the term of your employment, a client, customer or supplier of the Company, or a prospective client, customer or supplier of the Company; or

(iii)	offer employment to or endeavour to entice away from the Company or to employ any person who was employed by the Company on the date of the termination of your employment.

(c)	The parties agree that the foregoing provisions are reasonable and necessary in order to protect the interests of the Company.

(d)

You agree and acknowledge that this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of your unique knowledge of and association with the business of the Company, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of the Company. Section 6 of this Agreement applies regardless of the reason for your cessation of employment from the Company, and is severable from the other provisions of this Agreement.

(e)

You acknowledge that the damages the Company may suffer for breach of Section 6(b) of this Agreement may be irreparable, and in any event would be difficult, if not impossible, to ascertain, and you agree that the Company will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach. The existence of a right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have, including the right to seek recovery of damages.

(f)

The parties agree that if a court of competent jurisdiction will limit, restrict or otherwise change the geographical area, the time period or the types of business referred to in this Section, then the limited, restricted or changed geographical area, time period or types of business determined by such a court will, for the purposes of this Section 6, be deemed to be the original geographic area and/or time period and/or types of business referred to in such Sections as if they were the original geographic area, time period and business set out herein.

7.

Resignation: You can resign from employment with the Company by providing to the Company four weeks’ prior written notice of your resignation. The Company may elect, in its sole discretion, to not require that you attend work for any portion of this four week notice period in which case your Salary would continue for the balance of the notice period and your benefits would, at the option of the Company, cease effective your last day of work.

8.	Termination:

(a)	With Cause: The Company may immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in British Columbia discharging an employee for cause at common law.

(b)

Without Cause: The Company may terminate your employment at any time without cause and without further obligation or liability of any kind, including without limitation any common law notice or severance or any compensation or Benefits under this Agreement, by providing to you only the amount of notice, pay in lieu of notice, or a combination thereof, that is the lesser of (i) six months’ notice, pay in lieu of notice or a combination thereof, and (ii) four weeks’ notice, pay in lieu of notice or a combination thereof, plus starting after your first full year of active employment an additional three weeks’ of notice, pay in lieu of notice or a combination thereof for each additional year of active employment with the Company, prorated for any partial year of active employment. (As an example only, after two full years of active employment you would be entitled to 7 weeks’ of notice, pay in lieu of notice or a combination thereof, and after three full years of active employment you would be entitled to 10 weeks’ of notice, pay in lieu of notice or a combination thereof.) Pay in lieu of notice will include whatever vacation pay is minimally required by the Employment Standards Act of British Columbia as amended for the notice period in which the pay in lieu is provided. You agree that the notice, pay in lieu of notice, or combination thereof, set out herein shall constitute full and final settlement of any claims or entitlements that you may have from or against the Company arising from or related to the termination of your employment, whether pursuant to statute, contract, tort, common law, or otherwise.

(c)

Deduction of Overpayments: If, as of the date of termination, you have taken more paid vacation than has accrued to you as of that date, you hereby authorize the Company to deduct from your final pay an amount equal to any paid vacation taken in excess of your accrued entitlement.

9. Irreparable Harm: You acknowledge and agree that a breach of any of the covenants of this Agreement by you cannot be adequately compensated for by monetary award, and may cause irreparable harm to the Company. Accordingly, you agree that in addition to all of the remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply for equitable relief (including without limitation, injunctive relief) to ensure your compliance with the provisions of this Agreement.

10. Assignment and Enurement: You may not assign this Agreement, or any part of this Agreement or any of your rights under this Agreement, without the prior written consent of the Company. The Company may assign this Agreement to any other entity at any time in its sole discretion. This Agreement enures to the benefit of and is binding upon you and the Company and the respective heirs, executors, administrators, successors and permitted assigns.

11. Severability: If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement unless otherwise provided. The rest of this Agreement will remain in full force and effect.

12. Entire Agreement: This Agreement contains the whole agreement between you and the Company with respect to your employment with the Company, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise, between you and the Company. You hereby waive any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company. You also hereby confirm that you have not been induced to enter into this Agreement by any prior agreement, negotiation, discussion, undertaking, representation, warranty, or understanding, whether written or oral, express or implied, statutory or otherwise, between you and the Company. No change or modification of this Agreement will be valid unless it is in writing and initialled by both parties. The terms and conditions of this Agreement shall govern your employment with the Company, regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is material or otherwise.

13. Notice: Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by registered mail to the address of the parties set out on page 1 hereof.

Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this Section.

14. Non-waiver: No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by the Company to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

15. Survival of Terms: The provisions of Sections 4 to 18 of this Agreement will survive the termination of your employment and this Agreement.

16. Collection and Use of Personal Information: You acknowledge that the Company will, and hereby consent to the Company collecting, using and disclosing personal information about you where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

17. Further Assistance and Independent Legal Advice: The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement. You also represent and warrant to the Company and acknowledge and agree that you have been provided an opportunity to seek and were not prevented nor discouraged by the Company from seeking independent legal advice prior to signing and delivering this Agreement.

18. Governing Laws: This Agreement will be construed in accordance with and governed by the laws of British Columbia (without reference to its conflict of law principles), and the courts of the Province of British Columbia will have exclusive jurisdiction over any dispute arising from or in any way related to this Agreement. The parties hereby submit to the exclusive jurisdiction and venue of the courts of the Province of British Columbia and the parties consent to the personal and exclusive jurisdiction of the courts of the Province of British Columbia for all matters. For greater clarity, you specifically agree that under no circumstances will you submit any dispute under or in any way related to this Agreement or your employment with the Company, including but not limited to purported violations by the Company of legislation of jurisdictions other than British Columbia, to any court outside of British Columbia.

THE PARTIES have executed this agreement as of the date written above.

D-WAVE SYSTEMS INC.

Per:	/s/ Warren H.J. Wall
WARREN H.J. WALL, COO

I acknowledge and accept the terms and conditions of my employment with the Company as set out above.

Per:	/s/ Victoria Brydon
VICTORIA BRYDON

D-Wave Systems Inc. 3033 Beta Avenue, Burnaby, B.C. Canada V5G 4M9 Telephone (604) 630-1428 Facsimile (604) 630-1434 web: www.dwavesys.com

September 9, 2016

Victoria Brydon

[*****]

[*****]

[*****]

Dear Victoria,

In recognition of your contributions to D-Wave, effective September 1, 2016 we are recommending the following changes with respect to your employment with D-Wave;

(a) A promotion from Senior Director, Human Resources to VP, Human Resources;

(b) Subject to approval by the board of directors of the Company, you will be granted an option to purchase up to an additional 75,000 Class A voting common shares at an exercise price to be determined by the board of directors in their sole discretion, all other terms and conditions in accordance with the Plan.

All other terms of your employment will remain as set out in your employment agreement dated February 20, 2015.

Victoria, thank you for your contribution to D-Wave. I look forward to working with you in your expanded role.

Sincerely,

/s/ Warren Wall
Warren Wall EVP and COO

ACCEPTED THIS 12 DAY OF Sept. 2016

BY:	/s/ Victoria Brydon
Victoria Brydon

D-Wave Systems Inc. 3033 Beta Avenue, Burnaby BC V5G 4M9 Telephone (604) 630-1428 Facsimile (604) 630-1434 www.dwavesys.com

May 11, 2020

Victoria Brydon

[*****]

[*****]

[*****]

Dear Victoria,

Thank-you for all that you do for D-Wave. In recognition of your contributions, we are recommending the following change with respect to your employment with D-Wave;

(a) An increase in your salary to $200,000 (CAD) per year, made effective May 01, 2020.

In addition, in recognition of your commitment to the organization, we are pleased to award you a retention incentive of $30,000 (CAD) (less all required or permitted withholdings and remissions), payable on the May 30, 2020 payroll.

All other terms of your employment will remain as set out in your employment agreement.

Victoria, thank you for your commitment to our team. Together, we’ve made incredible strides towards our goals and I’m eager to continue working with you as we continue to bring practical quantum computing to the world.

Sincerely,

/s/ Alan Baratz
Alan Baratz President and CEO

ACCEPTED ON 12-May-2020

BY:	/s/ Victoria Brydon
Victoria Brydon

D-Wave Systems Inc. 3033 Beta Avenue Burnaby, B.C. V5G 4M9 www.dwavesys.com

July 14, 2021

Victoria Brydon

[*****]

[*****]

[*****]

Dear Victoria,

Thank-you for all that you do for D-Wave. In recognition of your contributions, we are recommending the following change with respect to your employment with D-Wave;

(a) An increase in your salary to $225,000 (CAD) per year, made effective July 16, 2021.

All other terms of your employment will remain as set out in your employment agreement.

Victoria, thank you for your commitment to our team. Together, we’ve made incredible strides towards our goals and I’m eager to continue working with you as we continue to bring practical quantum computing to the world.

Sincerely,

/s/ Alan Baratz
Alan Baratz President and CEO

ACCEPTED ON 27-Jul-2021

BY:	/s/ Victoria Brydon
Victoria Brydon

February 23, 2022

Victoria Brydon

[*****]

[*****]

Dear Victoria,

Thank you for all that you do for D-Wave. In recognition of your contributions we are recommending the following changes with respect to your employment with D-Wave, effective February 16, 2022;

(a)	A change in your position to Senior Vice President, with a business title of SVP, People and Operational Excellence;

(b)	An increase in your salary to $250,000.00 (CDN) per year;

(c)

Performance Bonus: You will be eligible to participate in the D-Wave 2022 Bonus Plan and any performance-based bonus plan in a future year that applies to permanent full-time employees of the Company who are at the level of SVP. Payment of any bonus to you is subject to the terms and conditions of the applicable bonus plan, and your on-target bonus under any applicable bonus plan will be increased to 40% of the Base Salary, based on achievement of the corporate objectives under the applicable bonus plan, and your personal objectives set by the CEO in relation to the applicable bonus plan. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives is in the sole discretion of the board of directors of the Company (the “Board”). The setting and evaluation of the achievement of your personal objectives is in the sole discretion of the CEO; and

(d)

Subject to approval by the board of directors of the Company (the “Board”), you will be eligible to participate in the Equity Incentive Plan of D-Wave in place at the time of grant (the “Plan”), and in accordance with the terms of such Plan. Following the close of the proposed transaction between D-Wave Systems Inc. and DPCM Capital, Inc., or such future date should the transaction not occur, management for the Company will recommend to the Board that you be granted stock options of D-Wave commensurate with a promotion to your new level and on such terms and conditions as determined by the Board in their sole discretion.

All other terms of your employment will remain as set out in your employment agreement dated February 20, 2015.

Victoria, thank you for your commitment to our team. Together, we’ve made incredible strides towards our goals and I’m eager to continue working with you as we continue to bring practical quantum computing to the world.

Sincerely,

/s/ Alan Baratz
Alan Baratz President and CEO

ACCEPTED ON 25-Feb-2022

BY:	/s/ Victoria Brydon
Victoria Brydon

September 20, 2022

Victoria Brydon

[*****]

[*****]

Dear Victoria,

Thank you for your efforts and achievements. Please review the following changes with respect to your employment with D-Wave Systems Inc. (the “Company”);

a)	An increase in your salary to $289,000 CAD per year, made effective September 1, 2022;

b)

You will receive an award of 203,590 Restricted Share Units (RSU’s) and the associated RSU Award Agreement (the “RSU” and the “Award Agreement”) under the 2022 Equity Incentive Plan of D-Wave Quantum Inc. (“D-Wave”) once D-Wave has filled a related registration statement on form S-8, which is expected to be completed in October 2022. Details of your RSU Grant will be set out in the Award Agreement and will be subject to you signing and returning the Award Agreement. We are excited to offer you this special RSU grant, which is an important piece of your total compensation. As will be set out in the Award Agreement, the vesting period for this special RSU grant will be three years, with 50% vesting after one year of Continuous Service, 25% after two years of Continuous Service and the final 25% after three years of Continuous Service, except that in the event a Change in Control of the Company as defined in the Plan occurs and your employment with the D-Wave Group is terminated by the D-Wave Group without cause within 12 months after the Change in Control, that portion of the Award which would, but for your termination, have vested within 12 months following the termination will vest immediately on the date of termination.

All other terms of your employment will remain as set out in your employment agreement with the Company.

Victoria, thank you for your continued contribution to D-Wave.

Sincerely,

/s/ Alan Baratz
Alan Baratz President and CEO